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                                                                   Exhibit 10(a)
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                   [LETTERHEAD OF WILLKIE FARR & GALLAGHER]


August 11, 1998





Warburg, Pincus Emerging Markets II Fund, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Ladies and Gentlemen:

We have acted as counsel to Warburg, Pincus Emerging Markets II Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the preparation of a registration statement on Form N-1A covering the offer and sale of an indefinite number of shares of Common Stock of the Fund (the "Common Stock"), one billion of which are designated "Common Shares," one billion of which are designated "Institutional Shares," and one billion of which are designated "Advisor Shares," par value $.001 per share (collectively, the "Shares").

We have examined copies of the Charter and By-Laws of the Fund, as amended, the Fund's prospectuses and statements of additional information (the "Statements of Additional Information") included in its Registration Statement on Form N-1A, Securities Act File No. 333-60677 and Investment Company Act File No. 811-08937 (the "Registration Statement"), all resolutions adopted by the Fund's Board of Directors (the "Board") at its organizational meeting held on July 20, 1998, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.
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Warburg, Pincus Emerging
Markets II Fund, Inc.
August 11, 1998
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Based upon the foregoing, we are of the opinion that:

         1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

         2. The three presently issued and outstanding shares of Common Stock representing one Common Share, one Institutional Share and one Advisor share in the Fund have been validly and legally issued and are fully paid and nonassessable.

         3. The Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statements of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters involving the application of the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard, LLP.

Very truly yours,


/s/ Willkie Farr & Gallagher